CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORTION
                                       OF
                             IMAGING SERVICES, INC.


The undersigned certify that:

        1.     They   are   the   Chief   Executive   Officer   and   the   Vice
               President/Secretary, respectively, of IMAGING SERVICES, INC., a California Corporation.

        2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

               Capital Stock. The corporation is authorized to issue 100,000,000 shares of capital stock. There shall be only one class of capital stock of the corporation.


        3. The Board of Directors has duly approved the foregoing amendment of Articles of Incorporation.

        4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902. California Corporations Code. The total number of outstanding shares of the corporation is 35,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under the penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:  June 24, 2002
       -------------

                                       /s/ Dean Janes
                                       ----------------------------------------
                                       DEAN JANES, Chief Executive Officer


                                       /s/ Xavier Aguilera
                                       ----------------------------------------
                                       XAVIER AGUILERA, Vice President/Secretary